UNITED STATES
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H&R BLOCK, INC.

(Name of Registrant as Specified In Its Charter)
Breeden Capital Management LLC
Breeden Partners L.P.
Breeden Partners (California) L.P.
Breeden Partners Holdco Ltd.
Richard C. Breeden
Robert A. Gerard
L. Edward Shaw, Jr.

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H&R Block: Promises, Promises August 9th , 2007 Confidential

Table of Contents Introduction and Overview On the Wrong Track - Persistent Weak Performance Management Credibility Business Strategy - Continuing to Undercut Value Breeden Partners Plan for Value Creation

Introduction H&R Block, Inc. has suffered for years from returns to shareholders that have significantly lagged the performance of the market as a whole, thereby destroying significant shareholder value. During the five years ended August 6, 2007, the Company underperformed the S&P 500 by 88%. This cost shareholders more than $7.6 billion, or more than $23 per share, compared to what HRB shares would have been worth had they matched the percentage growth of the S&P 500 during this period. The Tax Services business has suffered from management neglect and lackluster operating performance despite positive industry trends Financial disclosure leaves much to be desired Transparency is particularly poor surrounding mortgage exposures and results of different diversified businesses such as banking or securities brokerage. Accountability for performance tied to shareholder returns appears negligible. The Company recently reported a pre-tax loss of nearly $1 billion relating to its subprime mortgage business from which it has continuing exposure Undisciplined Capital Allocation Decisions The Company has not produced adequate returns on billions in invested capital in recent years. The company's financial supermarket strategy has not created value for shareholders Units with poor results are not fixed or exited promptly The board does not have sufficient independent members with significant expertise in securities brokerage, banking and capital markets notwithstanding the expenditure of billions of shareholder capital in these areas and large portfolio exposures that require board oversight and decision making Future results will suffer unless and until a strong shareholder voice participates in boardroom discussions on strategy, transparency, risk management, accountability and other critical issues. H&R Block’s Board needs a wake-up call from shareholders

Breeden Partners Ideas for Value Consider divestiture of H&R Block Bank. This would eliminate any restrictions on the ability to repurchase shares when and as most beneficial to shareholders. Owning the Bank in effect means the company has surrendered the right to develop an efficient capital structure Consider the divestiture of the securities brokerage business. This business lacks critical mass and is likely to continue generating unacceptable returns on capital Focus on expanding margins and maximizing cash flow in tax-related businesses where the company earns the highest ROIC and enjoys the most significant competitive advantage Implement a more efficient capital structure to lower cost of capital; we believe the highest and best use of shareholder capital today is stock buybacks Explore re-franchising opportunities for company owned stores In addition to our primary focus on providing a shareholder voice and oversight experience, we believe that the new board should consider several strategic options. Each of these has the potential to improve shareholder returns.

Breeden Partners Ideas for Value (Continued) Declassify the Board of Directors and institute majority voting for all directors on an annual basis Split the role of Chairman and CEO Generally adopt a guideline for the nominating committee that directors should step down after 12 years of service. Eliminate the Executive Committee Establish stringent performance goals and standards to hold senior management accountable for operational performance and capital allocation Measure management performance and align compensation with ROIC, EVA, or TSR

Falling Earnings, Missing Guidance Management Guidance1 Reported EPS2 FY2006 FY2005 $1.85 6/05 $2.22 9/05 2.22 11/05 2.03 2/06 1.75 FY 2006 $1.47 FY2007 6/06 $1.93 8/06 1.73 11/06 1.33 2/07 1.20 FY 2007 ($1.33) FY2008 7/07 $1.35 FY2008 ???? 1Indicates the middle of management's guidance range 2For FY 2006 and FY2007 the company reported "adjusted" EPS of $1.62 and $1.15, respectively Source: Company press releases The incumbent board has responded passively to continuing and consistent falling earnings and missed guidance. Board oversight and management accountability are not evident.

Needed: Strong and Effective Board Oversight After the Company's shares underperformed the S&P 500 by 88% during the last five years, one is tempted to ask, "How could things be worse?" Shareholders have lost well over $7.6 billion and more than $23 per share compared to what they would have had if the Company's shares had matched market performance. We are not running candidates to replace the management, or to micromanage the business. We are running for seats on the board to provide oversight of management's performance in generating returns for shareholders, including their success or failure in managing risk. We will seek to persuade fellow board members to hold management to serious standards of performance. We believe that a strong shareholder perspective is critically needed on the H&R Block board. It is time for the board to attend to the business of setting meaningful performance targets for management that are directly tied to shareholder returns. Shareholders need a board that is not inhibited by prior decisions, personal relationships or other factors from providing the effective oversight that the Company needs. Artful presentations should not excuse persistent inferior performance. The Company's subprime mortgage lender reported losses of over $1 billion during the last year. The board allowed the Company to move belatedly to sell the unit, and evidently did not manage the unit's risks adequately. Significant ongoing financial exposure for shareholders remain until the Company exits the subprime debacle one way or another. Incumbents have 11 seats on the board while owning fewer than 625,000 shares (not counting shares underlying stock options given to them). By contrast, Breeden Partners owns 6 million shares, and we have invested well over $100 million in the Company's shares. Our interests are truly aligned with other shareholders. We have the resources, the experience and the determination to represent shareholders effectively, and make the Board consider the Company's performance issues. Accountability for performance, transparency in financial reporting, pay for performance and candor are among the healthy principles that we will pursue as members of the board. "In our view, Breeden Partners has put forth no new ideas to improve shareholder value." Mark Ernst, July 31, 2007

Table of Contents Introduction and Overview On the Wrong Track - Persistent Weak Performance Management Credibility Business Strategy - Continuing to Undercut Value Breeden Partners Plan for Value Creation

"Don't Let Breeden Partners Disrupt Our Momentum" Where exactly is the Momentum? Mark Ernst, CEO, July 31, 2007

Significant Relative Underperformance 1Simple Price Appreciation Source: Bloomberg as of 8/06/07 Cumulative Returns Through 08/06/071 H&R Block's Stock Price if it had Matched the Performance of the S&P 500 +70.7% H&R Block's Actual Stock Price -17.2% Shareholders suffer an 88% underperformance over five years

Costly Diversification Has Destroyed Value For years management diversified into other financial services rather than maximizing returns from the tax preparation business The Company has spent nearly $2 billion in repeated acquisitions and related cap-ex on tangential businesses with low or negative ROIC. ROA has also been extremely low in banking, brokerage and the "business services" areas. Several of the company's peripheral businesses lack competitive positioning, economies of scale and brand equity to earn acceptable rates of returns Operating performance and profitability have declined materially in the tax preparation business while the Company was focused on other activities like subprime mortgage lending. Efforts to use a captive bank to enhance features are not an adequate substitute for growing market share and margins through service quality and efficiency. We believe that H&R Block needs to get "back to basics"

OLDE Financial: An Example of Poor Capital Allocation On December 1, 1999 H&R Block completed the purchase of OLDE Financial for $898 million in cash. The price represented approximately 2.3X book and 29X earnings. At the same time, Paine Webber was trading for 1.9X book and 10.3X earnings Prior to the H&R Block acquisition, OLDE and several officers had serious regulatory and compliance issues Since 2000, the company has incurred operating losses of approximately $400 million, and only generated operating profit in two of the eight years in which financial results were comparable1 Investor Services Operating Profitability EBIT FY 2000 $41,226 FY 2001 $9,298 FY 2002 ($54,862) FY 2003 ($219,421) FY 2004 ($75,614) FY 2005 ($75,370) FY 2006 ($32,835) Cumulative ($407,578) 1FY2007 was not comparable due to H&R Block Bank results being included in Consumer Financial Services segment Source: SEC Filings

Declining Returns in H&R Block's Crown Jewel: Tax Services Return on Assets has declined by 50% since 2002 Return on Assets - Tax Services "Important steps have been taken to create value." Mark Ernst, July 31, 2007 Source: Breeden Partners Estimates and SEC Filings

Deteriorating Operating Performance in Tax Services Tax Services EBIT Margin Erosion Source: Breeden Partners Estimates and SEC Filings Management embarked on an expensive expansion of the number of offices by 42%. Unfortunately, the profitability of the retail tax business deteriorated significantly. Clients Served Per Office -35.1%

H&R Block Retail Tax Preparation Clients Served 2002 - 2006 According to the IRS, the number of taxpayers using paid tax preparation services grew by +10mm new prepared returns HRB Growth Share: Negative HRB loses customers 17mm 15.75mm Despite this great opportunity, HRB lost approximately 1.25mm clients during this time While H&R Block management was learning the brokerage business and originating sub- prime loans, Jackson Hewitt grew its retail tax preparation customer base by 45% Source: Lehman Brothers Holdings, IRS Office of Research and SEC Filings

Table of Contents Introduction and Overview On the Wrong Track - Persistent Weak Performance Management Credibility Business Strategy - Continuing to Undercut Value Breeden Partners Plan for Value Creation

Management's Comments Regarding Option One Mark Ernst appeared on CNBC on March 14th and made unusual comments concerning the possibility of asset write-offs in connection with Option One, which he anticipated would total $29 million. The company's financial statements as of April 30, 2007, only 47 days after the CNBC interview, announced write-offs and losses of $960 million.

Subprime Mortgage Write-off Predictions V7 April 30 reported loss: $960mm April 20 prediction: $290- 320mm March 14 prediction: $29mm July 31: ??????? CNBC Interview dated March 14, 2007 Company press release dated April 20, 2007 SEC Filings

Table of Contents On the Wrong Track - Destroying Significant Value for Shareholders Review of Performance Management Credibility Business Strategy - Continuing to Undercut Value Breeden Partners Plan for Value Creation

H&R Block Bank: An Impediment to Value Creation The 3% OTS capital requirement makes it unlawful for the company to buyback stock at this time Even management admitted in June that the company is restricted from buying back stock until 4Q of FY20081, which was before the continued deterioration of the mortgage market We believe the seasonal nature of the tax business will make it difficult to maintain compliance with capital requirements even after the disposition of Option One H&R Block is unable to create substantial value for shareholders through implementation of an optimal capital structure due to capital constraints associated with thrift ownership OTS Regulation of Holding Company Capital Structure 1Source: H&R Block 4Q07 Conference Call Transcript

Financial Supermarket Strategy Throughout most of this decade, H&R Block has spent billions in capital pursuing an ambitious strategy of attempting to become a diversified "financial supermarket". Other firms that have pursued this strategy have often found that customers prefer service quality, pricing efficiency and other factors more than "one-stop shopping". Particularly in financial services, it has often proven impossible to transfer "brand equity" from one sector to another. Diversification has diluted management and board focus on tax preparation services, where the Company's brand and market position should enable it to earn the greatest returns, Expansion efforts have been plagued by excessive acquisition costs and poor operating metrics. The Company's customer base has also not to date proven an adequate base for cross selling at attractive margins. H&R Block Bank in particular requires the Company to surrender control over share repurchases due to consolidated capital rules in spite of less burdensome alternatives.

H&R Block Needs a Bank Card, Not a Bank We believe a debit card with features similar to the Emerald Card has the potential to improve retention rates for early season filers. However, management has not provided any support for its claims that the Company must own a federally insured depository in order to provide such a financial product. A similar card and other financial products could be issued through partnerships with an unaffiliated financial services provider, including potentially the buyer of the H&R Block Bank if it was sold. Jackson Hewitt offers a similar product called the ipower(r) CashCard, which is a debit MasterCard(r) "that allows customers to have their loan or refund loaded onto a Mastercard(r) branded pre-paid debit card 1" As a result of owning H&R Block Bank, the Company cannot today repurchase shares, and there is no assurance it will be able to do so anytime soon. This is a huge price to pay in lost balance sheet flexibility for a branded Mastercard. 1 Source: Jackson Hewitt Tax Service 3Q 2007 Earnings Conference Call, 02/28/07

Table of Contents Introduction and Overview On the Wrong Track - Persistent Weak Performance Management Credibility Business Strategy - Continuing to Undercut Value Breeden Partners Plan for Value Creation

The First Step to Creating Value We believe that H&R Block has the potential to generate significant return to shareholders. After years of steadily falling earnings, it is time for a broad based review of how the company does business, and what it is trying to achieve through its strategy. Unlocking the value that has been so severely diminished is not an overnight fix. Considerable effort will be required by the board to fix deep-seated problems. However, to paraphrase the old Chinese saying, a journey of a thousand miles must still start with a first step. That step is to elect directors who will bring a forceful articulation of shareholder interests into the boardroom. One thing is certain about the upcoming election, and that is that at most three of the Breeden Partners nominees will join a board of eleven members. Therefore, it would be disingenuous of us to suggest that we can put in place a new set of policies. We will have the power to suggest new approaches, to advocate stronger oversight, and to demand better transparency, but we will not be able to guarantee action on our ideas. The election results and margin of voting could impact this issue. As fundamental long-only investors owning outright 6,000,000 shares of common stock, the interests of our candidates are aligned completely with the interests of other shareholders. While management seeks to prejudice voters by calling us a "hedge fund", we are investors like you. We have the resources, the experience and the willingness to help build a stronger board and a stronger company.

A Program for Building Value There are many steps that need to be taken to begin to reverse the long decline in performance at H&R Block. Our "program" for the future involves reintroducing into the Company several important values or elements we don't see in the current corporate culture. CANDOR. In the past, management has redefined its performance at will. It reports "adjusted" earnings from its own self-defined "core" business. Rarely is there a candid acknowledgment that the entire business has performed badly. Real losses are rationalized as "discontinued operations" or "non- core" activities, even when they involve over a billion dollars in lost shareholder capital. We will insist that the board and management should carefully evaluate the results for the entire company, not simply those parts that are convenient for management to address. TRANSPARENCY. Effective oversight starts with healthy levels of transparency. The Company's value will be enhanced when it stops the double talk and slick presentations without providing key information. Financial disclosures should be clear, detailed and timely. For example, the Company has not disclosed how much cash it is pumping into Option One to prop it up. When the Company is sold or closed, shareholders deserve to know without camouflage how much they lost through write-offs, operating losses and other causes. Proceeds realized should be disclosed NET of all capital infusions. ACCOUNTABILITY. We will seek to persuade the board to set specific earnings and Total Shareholder Return targets for senior management, as well as management of major divisions. We will urge realistic targets that will take hard work to achieve, and we will seek to link compensation programs closely to measures that directly affect share value such as economic value added or total shareholder return. Performance targets should affect tenure as well as compensation. URGENCY. We will advocate management displaying an "outrageous sense of urgency" in stopping the destruction of shareholder value and underperformance of the market. This needs to be today's priority, not a distant vision.

Creating Positive Momentum After years going the wrong direction, it is important for the expectations of all employees to be refocused on creation of shareholder value without delay. No idea should be off limits for discussion, and the Board needs to conduct the review of strategy and initiatives for the future. GROWTH TARGETS. Management should be held to targets of growth in shareholder value. We would suggest growth in Total Shareholder Return equal to or greater than the 75th percentile of TSR among comparable companies. Whatever targets the board determines, they should require management to beat the performance of the market as a whole. After years of underperformance it is time to expect superior, not inferior performance. These goals should be concrete and tied expressly to shareholder value. It is time to stop focusing on factors management can achieve that don't lead to value creation. REQUIRED RETURNS. Going forward, we believe the Board should set expected minimum margin targets for each area of business. If management wants to stay in the accounting and consulting businesses through RSM McGladrey, the board after review of the business should set a minimum rate of return that management must achieve within a specified time frame. If acceptable margins cannot be achieved despite best efforts in any sector, then the Board should cause the Company to exit the consistently non-performing activity. RETURN ON INVESTED CAPITAL. The Board should establish minimum thresholds for return on invested capital. New spending should meet these targets or it should not occur. Capital that has already been invested in brokerage, banking and other areas should meet return targets or those activities should end. RESPECT FOR SENIOR MANAGERS. We believe that the Board is responsible for setting a "tone from the top" and establishing a culture of respect for opinions and collegial decision making. When senior officers are not comfortable with the Company's activities, they should be encouraged to express concerns openly, and the Board should direct final resolution. RISK MANAGEMENT. The Board should understand all the major risks facing the Company, and be satisfied appropriate systems can mitigate risks and protect against extraordinary losses.

Our Candidates Match Board Needs Breeden Partners has nominated three candidates for the H&R Block board. Each candidate brings specific relevant experience. Securities Brokerage and Mortgage Exposure. H&R Block has invested nearly $1.0 billion in the acquisition cost of its securities brokerage operations, cap- ex expenditures (including additional acquisitions) and operating losses. Notwithstanding this large investment of shareholder capital, the incumbent board does not have sufficient depth of experience in the securities business. The sale of Option One and its portfolio of billions of subprime loans has also not been completed. Our candidate Robert A. Gerard is a former Assistant Secretary of the U.S. Treasury Department, and in that capacity he previously managed the National Debt of the United States. In a distinguished Wall Street career, Mr. Gerard was a partner at different times of the firms of Dillon Read, Bear Stearns, and Morgan Stanley & Co. He would be of significant assistance as the board determines whether to reform or sell the financial advisory business, as well as helping resolve issues relating to subprime mortgage exposure. Banking. H&R Block has formed an insured thrift institution, and now operates under federal supervision as a thrift holding company. Management believes the Company should expand its banking activities, while Breeden Partners believes that banking products should most likely be delivered through partnerships with unaffiliated financial companies as Wal-Mart has done with GE in recent months. Our candidate L. Edward Shaw, Jr. has held a series of senior positions in banking over a 20 year period, including positions with Chase Manhattan Bank and National Westminster Bank. Mr. Shaw was General Counsel of Chase for approximately 13 years, and he served for three years as chief corporate officer for North America of Nat West Bank. He is also a former General Counsel of Aetna Inc., and former independent counsel to the Board of Directors of the New York Stock Exchange, Inc. Mr. Shaw would be of significant assistance in helping the board independently evaluate the merits of various banking strategies, alternative approaches for minimizing regulatory burdens, and possible exit transactions.

Our Board Candidates Overall Corporate Performance, Management Accountability, Transparency and Turnaround strategies. H&R Block has underperformed the S&P 500 Average by 88% over the last five years, and its low returns to shareholders reflect consistently poor economic performance. The Company has a serious need to reform and reenergize its operations and internal culture. Our candidate Richard C. Breeden has previously served as Chairman of the U.S. Securities and Exchange Commission, and he has spent more than a decade assisting troubled companies to solve financial and operating difficulties to enhance value. As Corporate Monitor of WorldCom, Inc. and its successor MCI, Inc., Mr. Breeden was integrally involved in reorganizing a company with more than $15 billion in annual revenues, as well as overhauling accounting, disclosure, ethics and governance practices. Security holders ultimately realized more than $12 billion as a result of the efforts of Mr. Breeden and others. Mr. Breeden is a recognized expert in corporate disclosure, corporate governance practices and ethics and compliance practices. Mr. Breeden has served on a number of corporate boards in the United States and Europe, as well as functioning as a "monitor" on behalf of the Department of Justice, the Securities and Exchange Commission or various courts in evaluating efforts by various companies to satisfy legal obligations of different types. In that capacity Mr. Breeden currently serves as the representative of the US Department of Justice in the last year of an assignment to monitor KPMG's compliance with its 2005 deferred prosecution agreement relating to tax shelter products. Mr. Breeden is the chief investment officer of Breeden Partners, which invests in the equity securities of numerous public companies. Mr. Breeden would be uniquely able to bring a forceful voice for shareholder interests to the board's discussions of strategy, transparency, governance, finance and other topics.

Additional Important Information Security holders are advised to read the Proxy Statement and other documents related to the solicitation of proxies by Breeden Capital Management, LLC, Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners Holdco Ltd., Richard C. Breeden, Robert A. Gerard and L. Edward Shaw, Jr. from the shareholders of H&R Block for use at the 2007 Annual Meeting of Shareholders of H&R Block because they contain (and any subsequent amendments or supplements will contain) important information. The definitive Proxy Statement and form of proxy is being mailed to shareholders of H&R Block and will, along with any subsequent amendments or supplements and other relevant documents, be available at no charge at the Securities and Exchange Commission's website at http://www.sec.gov or by contacting Morrow & Co., Inc. by telephone at (203) 658-9400 or by e-mail at breedeninfo@morrowco.com. Breeden Partners has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.